Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and subsidiaries and the effectiveness of Big 5 Sporting Goods Corporation and subsidiaries’ internal control over financial reporting included in the Annual Report on Form 10-K of Big 5 Sporting Goods Corporation for the year ended December 30, 2018, and to the use of our reports dated February 27, 2019, incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 25, 2019